Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin® Shareholders Approve Quarterly Dividend through March 2020 and Garmin Announces Record Dates and Payment Dates for June 2019 Dividend Installment

Schaffhausen, Switzerland / June 7, 2019/ Business Wire

SCHAFFHAUSEN, Switzerland--(BUSINESS WIRE)--At Garmin Ltd.’s annual shareholders’ meeting held today, approval was received from the shareholders in accordance with Swiss corporate law for a cash dividend in the amount of $2.28 per share (subject to adjustment in the event that the Swiss Franc weakens more than 35% relative to the USD), payable in four equal installments. The Board has determined that the June installment of the dividend will be paid as indicated below and currently anticipates the scheduling of the remaining quarterly dividends as follows:

Dividend Date	Record Date	$s per share
June 28, 2019	June 17, 2019	$0.57
September 30, 2019	September 16, 2019	$0.57
December 31, 2019	December 16, 2019	$0.57
March 31, 2020	March 16, 2020	$0.57

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About Garmin Ltd:

For decades, Garmin has pioneered new GPS navigation and wireless devices and applications that are designed for people who live an active lifestyle. Garmin serves five primary markets, including automotive, aviation, fitness, marine, and outdoor recreation. For more information, visit Garmin's virtual pressroom at garmin.com/newsroom, contact the Media Relations department at 913-397-8200, or follow us at facebook.com/garmin,instagram.com/garmin, twitter.com/garmin, or youtube.com/garmin.

Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 29, 2018, filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K is available at https://www.garmin.com/en-US/company/investors. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.